SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015 (June 16, 2015)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2015, Sirius XM Radio Inc. (“Sirius XM”), our subsidiary, entered into an amendment (“Amendment No. 2”) to our existing senior secured revolving credit facility with JPMorgan Chase Bank, N.A, as the administrative agent, and a syndicate of banks and other financial institutions and other agents parties thereto, to, among other things, increase the commitments thereunder to $1.75 billion and extend the maturity thereof to be five years after the date of such amendment (as so amended, including by Amendment No. 2, the “Credit Agreement”).

Amendment No. 2 provides for a $1.75 billion senior secured revolving credit facility, under which Sirius XM may borrow and reborrow from time to time. The obligations under the Credit Agreement are guaranteed by certain of Sirius XM’s material domestic subsidiaries. The obligations under the facility are secured by a lien on substantially all of Sirius XM’s assets and the assets of Sirius XM’s material domestic subsidiaries, subject to certain exceptions.

The Credit Agreement contains incremental facilities which would allow Sirius XM to increase or get new commitments under the revolving facility and/or incur new term loans, subject to the terms of the Credit Agreement.

The description of Amendment No. 2 contained herein is qualified in its entirety by reference to Amendment No. 2, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1     Amendment No. 2, dated as of June 16, 2015, to the Credit Agreement, dated as of December 5, 2012, among Sirius XM Radio Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: June 19, 2015